                                                                     EXHIBIT 9
                           FUSION SYSTEMS CORPORATION
                              EMPLOYMENT AGREEMENT
                           --------------------------

                                TABLE OF CONTENTS
                                -----------------

                           Basic Employment Statement
                           --------------------------


Paragraph

     1. Employment .......................................................... 1

                 Transactions that Activate Severance Protection
                 -----------------------------------------------

     2. Change in Control ................................................... 1
     3. SBU Change in Control ............................................... 2

                        Terms and Benefits of Employment
                        --------------------------------

     4. Term of Employment .................................................. 2
     5. Compensation ........................................................ 2
     6. Employee Benefits ................................................... 2
     7. Reimbursement of Expenses ........................................... 2

                              Severance Benefits
                              ------------------

     8. Termination Compensation and Benefits ............................... 3
     9. Other Employment .................................................... 3


            Events and Conditions that Can Trigger Severance Benefits
            ---------------------------------------------------------

     10. Termination by Company Without Cause Following a Change in Control.. 4
     11. Termination by You ................................................. 4
     12. Termination by Company for Cause Following a Change in Control ..... 6
     13. Termination of Employees Affected By a Change in Control ........... 6
     14. Notice of Termination .............................................. 7

                             Obligations of Employee
                             -----------------------

     15. Duty to Perform Services ........................................... 7
     16. Patents and Inventions ............................................. 7
     17. Non-Disclosure and Return of Confidential Information .............. 8
     18. Non-Competition .................................................... 9




                                     (i)

                                    Remedies
                                    --------

     19. Injunctive Relief and Damages ...................................... 10
     20. Arbitration of Disputes ............................................ 10
     21. Legal Fees ......................................................... 11

                                   Other Items
                                   -----------

     22. Successor; Binding Agreement; Asset Sale Escrow .................... 11
     23. Death Benefits ..................................................... 12
     24. Notice of Termination .............................................. 12
     25. Notices ............................................................ 12
     26. Withholding ........................................................ 13
     27. Assignment ......................................................... 13
     28. Enforceability ..................................................... 13
     29. Waiver ............................................................. 13
     30. Amendment .......................................................... 13
     31. Governing Law ...................................................... 13
     32. Entire Agreement ................................................... 14

                              Exhibits and Addenda
                              --------------------

Incentive Plan.......................................................Exhibit 1
Description of Duties................................................Addendum A
Definitions..........................................................Addendum B
Employee Benefits....................................................Addendum C
Prior Inventions of Employees........................................Addendum D
List of Products Subject to Non-Competition Agreement................Addendum E
Confidential Information.............................................Addendum F




                                      (ii)

                              EMPLOYMENT AGREEMENT
                              --------------------


WHEREAS, You, Joseph F. Greeves, and Fusion Systems Corporation ("Fusion"
                    -----------------
                    (Employee Name)

or "the Company") desire to enter into a new employment agreement ("Agreement") under the terms set forth below; and

     WHEREAS, in order to promote your continued undivided attention to your duties, Fusion wants to assure you of financial protection (severance) it there should occur a Change in Control ("Change in Control"), as defined below and your employment is terminated under certain circumstances;

     NOW, THEREFORE you and Fusion agree this 1st day of May, 1995 ("Agreement Effective Date"), as follows:

     1. EMPLOYMENT. You are employed by Fusion, full-time, in the position of VICE PRESIDENT, ADMINISTRATION AND FINANCE AND CHIEF FINANCIAL OFFICER, FUSION SYSTEMS CORPORATION, described in Addendum A. You will carry out such duties and responsibilities consistent with that position as may be assigned by Company executives.

     2. CHANGE IN CONTROL. A Change in Control for the purpose of this Agreement is defined as:

          a. a transaction or series of transactions in which any one person (other than an existing stockholder), or more than one person acting as a group (excluding for this purpose existing stockholders, to the extent they participate in such a group), acquires during any 12-month period more than fifty percent of the total voting power of Fusion's stock;

          b. a change in ownership of all or substantially all of the assets of Fusion;

          c. a merger, consolidation or other reorganization where Fusion is not the surviving entity.

     For the purpose of this Agreement, the effective date of a Change in Control ("Change in Control Date") is thirty days prior to the effective date of the transaction on which the Change in Control is based.

     3. SBU CHANGE IN CONTROL. An "SBU Change in Control" is defined as any Change in Control as it would apply to the sale or transfer of an individual Fusion Astrategic business unit" ("SBU") , as defined in Addendum B. For the purpose of this Agreement, the effective date of an SBU Change in Control ("SBU Change in Control Date") is thirty days prior to the effective date of the transaction on which the SBU Change in Control is based.

     4. TERM OF EMPLOYMENT. As an at-will employee, you may terminate your employment at any time for any reason, upon two weeks' prior notice to Fusion. Fusion may terminate your employment at any time for any reason, subject to any obligation it has to pay you termination compensation and benefits expressly set forth in Paragraph 8 ("Termination and Compensation Benefits"). Nothing contained herein shall be deemed to create an agreement for a term of employment or to alter your status as an at-will employee. Fusion's obligation to pay you or continue your compensation benefits following your separation from employment, for any reason, is strictly limited to the specific terms of this Agreement.

     5. COMPENSATION. As of the Agreement Effective Date, Fusion will pay you bi-weekly a salary computed at the rate of $140,004.80 per year or at such other rate as may in the future be determined by the Company ("Base Pay"). Any future changes in your Base Pay will become a term of this Agreement. You are also entitled to incentive, bonus and/or commission compensation ("Incentive Compensation") under the Incentive Plan attached hereto as Exhibit 1.

     6. EMPLOYEE BENEFITS. You are entitled to employee benefits, described in Addendum C, which are subject to change at the sole discretion of Fusion.

     7. REIMBURSEMENT OF EXPENSES. You will be reimbursed by Fusion for authorized business expenses upon presentation and approval by Fusion of receipts and other supporting documents.

     8. TERMINATION COMPENSATION AND BENEFITS. The following Termination Compensation and Benefits, or a portion thereof, will be provided to you by Fusion or its successor commencing on the date of the termination of your employment following a Change in Control, if you are terminated under the conditions set forth in Paragraphs 10, 11 or 13:

          a. Continuation of Base Pay for a period equal to one month for each $5,000 of Base Pay to a maximum of twenty-four months, which sum shall be payable bi-weekly;

          b. Incentive Compensation in accordance with Exhibit 1 for the pro-rata portion of the year employed, to be paid in a lump sum within thirty days of termination;

          c. Payment to you monthly in cash the amount of health, life, and disability insurance premium Fusion would have paid on your behalf had you been employed during the payment period in Paragraph 8 (a) less any premium payment for which you were responsible. If you are continuing health insurance under the Fusion plan, Fusion may pay the premium directly to the plan;

          d. Payment for full executive outplacement to a maximum of fifteen percent of Base Pay and Incentive Compensation paid during the twelve months prior to your termination, or payment to you of said amount.


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

          e. Payment, on the next regular pay day following termination of your employment, of an amount equal to your accrued vacation leave, calculated on the basis of your Base Pay.

     9. Other Employment.
        ----------------

          a. You shall not be required to attempt to reduce the amount of any payment provided for in Paragraph 8 by seeking other employment;

          b. If you obtain, during the payment period under Paragraph 8 (a), new employment comparable in duties to your position with Fusion, or from which you earn or reasonably expect to earn in a twelve-month period eighty percent of your Base Pay plus Incentive Compensation paid during the twelve months prior to your termination, the amounts remaining payable by Fusion under Paragraph 8 will be reduced to:

                  i. your unreimbursed relocation expenses, if any, in connection with the new employment, not to exceed the amount remaining to be paid under Paragraph 8; and

                  ii. one-half of the amount remaining to be paid under Paragraph 8 after payment of any unreimbursed relocation expenses under Paragraph 9.b.i.

     10. Termination by Company without Cause Following a Change in Control.
         ------------------------------------------------------------------

          a. For three years following the Change in Control Date, your employment may be terminated by Fusion without cause, on written notice to you. In such a case, you will receive Termination Compensation and Benefits from Fusion;

          b. Exception: If Fusion can establish that your termination is caused by lack of work, or cessation of operations, caused by Adverse Business Conditions, as defined in Addendum B, your Termination Compensation and Benefits under Paragraph 8(a) and 8(c) will be based on one month for each $15,000 of Base Pay.

     11. Termination by You.
         ------------------

          a. For three years following the Change in Control Date, you may terminate your employment with Fusion by written notice to the President of Fusion if there is a Significant Change, as specifically defined below, in the nature or scope of your responsibilities, powers, duties or the terms and conditions of your employment; provided that you first give written notice to the President of the Significant Change and Fusion fails to take reasonable steps within fifteen working days to effect a prompt remedy. In such case, you will receive Termination Compensation and Benefits from Fusion. A Significant Change is:

                  i. during a twelve-month period a twenty-five percent increase in your overnight travel over the year period prior to the Change in Control, except that any employee may be required to travel a minimum of two overnights per month;

                  ii. an assignment of duties inconsistent with your status
            and/or position prior to the Change in Control;

                  iii. assigning you to work at a Fusion facility beyond a
            30-mile radius of the present location of Fusion facility to which you are assigned on the Change in Control Date or SBU Change in Control Date, regardless of the reason therefor,

                  iv. reduction in Base Pay by tan percent or more or any change in sales territory or Incentive Compensation structure which results in a reduction in your total income by twenty percent or more, where such reduction is caused primarily by said change.

                  v. the failure by Fusion to obtain an agreement from any
            successor to assume and agree to perform this Agreement, as contemplated in Paragraph 22;

                  vi. in the event of an asset sale, the failure of Fusion to escrow an amount of funds sufficient to cover potential Termination Compensation and Benefits due under Paragraph 8, unless the successor to the assets agrees to assume and perform this Agreement, as contemplated in Paragraph 22; and

                  vii. failure to reelect you to a position as a corporate
            officer in which your authority and duties are substantially the same as in the position that you held prior to the Change of Control.

          b. You must provide written notice of your claim of Significant Change within 45 days of the date you know or reasonably should have known of the Significant Change in order to reserve your rights to Termination Compensation and Benefits pursuant to Paragraph 8.

          c. Your waiver of your rights with respect to any one Significant Change shall not constitute a waiver as to any subsequent Significant Change.

     12. Termination by Company for Cause Following a Chance In Control.
         --------------------------------------------------------------

          a. For three years following the Change in Control Date, your employment may be terminated by Fusion for Cause, as defined below, and you will not be entitled to Termination Compensation or Benefits or any other severance allowance;

          b. Cause includes, but is not limited to:

                  i.    deliberate dishonesty with respect to Fusion;

                  ii. conviction of a felony or crime of moral turpitude;

                  iii. gross and willful failure to perform a substantial
            portion of your duties or responsibilities after written notice thereof and failure to remedy within thirty days;

                  iv. possession, use, or being under the influence of illegal drugs or alcohol on Company property;

                  v. possession of weapons on Company property, unless authorized in writing by the Company;

                  vi. sexual harassment or other employment discrimination
            prohibited by law;

                  vii. breach of Paragraphs 17 or 18 of this Agreement.

                  viii. following written notice of the deficiency and an
            opportunity to correct it:

                        a.    repeated gross insubordination;
                        b.    chronic absenteeism or lateness;
                        c. repeated failure to perform assigned duties or responsibilities;
                        d. repeated behavior abusive or threatening to other employees; and
                        e. other repeated conduct reasonably deemed damaging to Fusion and its employees.

     13. TERMINATION OF EMPLOYEES AFFECTED BY AN SBU CHANGE IN CONTROL. In the event of an SBU Change in Control, your rights to Termination Compensation and Benefits are as follows:

          a. If during the eighteen months after the SBU Change in Control Date;

                  i. your employment with the remaining Fusion entity is terminated due primarily to lack of work resulting primarily from the SBU Change in Control; or

                  ii. there is a Significant Change in your employment
            under Paragraph 11, you will be entitled to Termination Compensation and Benefits.

          b. If, following an SBU Change in Control, you are offered employment by the entity that purchased or controls the assets of the SBU and such entity agrees to adopt and perform this Agreement in place of Fusion as if there had been a Change in Control, the remaining Fusion entity will have no further obligations to you under this Agreement.

     14. NOTICE OF TERMINATION. At all times, you must give two weeks written notice of your termination or resignation in order to be paid your accrued vacation leave.

     15. DUTY TO PERFORM SERVICES. You will devote your full business and productive time, ability, and attention to rendering services to Fusion, and exert your best efforts in doing so. This provision does not prohibit you from:

          a. making passive investments;

          b. engaging in religious, charitable or other community or non-profit activities which do not impair your ability to fulfill your duties and responsibilities under this Agreement; and

          c. serving with Fusion's approval, on the board of directors of any company, subject to the prohibitions set forth in Paragraphs 17-18 and provided that you shall not render any material services with respect to the operations or affairs of any such company.

           You will comply with all policies and procedures established by Fusion from time to time, except to the extent that they materially diminish your rights hereunder.

     16. Patents and Inventions. You agree:
         ----------------------

          a. to promptly and fully disclose to Fusion in writing, every idea, invention, product, process, apparatus, design, development, discovery, improvement or trademark related to Fusion's business operations, whether patentable or not, which you conceive, make or develop, individually or jointly, during business hours or otherwise, during the term of this Agreement or during the one-year period thereafter;

          b. on request, to assign to Fusion or its nominee title to such ideas, inventions and discoveries and all United States and foreign patents, trademarks or similar rights concerning those ideas, inventions and discoveries;

          c. without expense to yourself, to cooperate fully with Fusion in applying for and securing in the name of Fusion, or its nominee, patent, trademark or similar rights in such ideas, inventions and discoveries in each country in the world in which Fusion may desire to secure such rights, including renewals, amendments and reissues;

          d. to execute promptly all appropriate documents presented to you for signature by Fusion to enable Fusion, or its nominee, to secure or transfer legal title to such ideas, inventions or discoveries or any patents, trademarks or similar rights;

          e. without expense to yourself, to give true information and testimony (under oath if requested) as may be required to protect the interest of Fusion relative to the ideas, inventions and discoveries conceived, made or development by you or by any other person concerning which you had knowledge by reason of your employment with Fusion;

          f. that the list attached as Addendum D identifies every invention, product, process, apparatus, design or improvement, and all patents, trademarks or other similar rights if any, in which you personally held an interest prior to your employment by Fusion and which are not subject to this Agreement; and

          g. that the obligations of this Paragraph 16, shall be binding upon you, your heirs, legal representatives, and assigns.

     17. Non-Disclosure and Return of Confidential Information.
         -----------------------------------------------------

          a. Without Fusion's written consent, you will not disclose or use at any time during or after your employment Confidential Information, as defined in Addendum F, of which you become informed during employment by Fusion whether or not developed by you; Provided, however, that this paragraph shall not restrict such disclosures or use as is required in the performance of your duties to Fusion.

          b. Upon termination of your employment, you will promptly deliver to Fusion all drawings, blueprints, software, process documentation, manuals, customer lists, employee lists, agent lists, letters, notes, notebooks, reports, models and prototypes, and any other materials containing Confidential Information and which are in your possession or control.

     18. Non-competition.
         ---------------

          a. During the term of your employment and for two years following your separation from employment with Fusion, regardless of the reason therefor, you will not without Fusion's prior written consent, participate in or be connected with, as an officer, employee, partner, agent, sole proprietor, owner, consultant, licensor, or otherwise, any business in which you and/or the business are actively involved in (i) research, development, design, redesign, manufacturing, sales, marketing, or repair of any Product or category of Product as listed in Addendum E with which you were involved directly in research, development, design, redesign, manufacturing, sales, marketing, or repair while employed by Fusion, or (ii) any service which directly involves research, development, design, redesign, manufacturing, maintenance, sales, marketing, or repair associated with any Product or category of Product listed in Addendum E with which you were involved directly in research, development, design, redesign, manufacturing, sales, marketing, or repair, while employed by Fusion. Fusion reserves the right upon written notice to you to supplement the definition of Products with additional items as the nature of its businesses shall reasonably dictate.

          b. You will be permitted to engage in such competitive employment or activity described in Paragraph 18 (a) if you furnish to Fusion evidence, including assurances from you and your new employer, that the fulfillment of your duties in such proposed employment or activity would not likely cause you to disclose or use any Confidential Information of Fusion and such evidence is found satisfactory by Fusion in its sole judgment and discretion.

     19. INJUNCTIVE RELIEF AND DAMAGES. You recognize that if you breach Paragraphs 17 or 18 of this Agreement, it will not be possible to calculate resulting damages and Fusion will suffer immediate, substantial and irreparable harm. Therefore, in such a case, Fusion will be entitled to obtain an injunction in any competent court restraining your further breach of Paragraphs 17 or 18, and will be entitled to collect from you its reasonable attorney's fees and costs if it is successful in obtaining the injunction. In addition, if you breach Paragraphs 17 or 18, you will lose any rights you have or may have had to Termination Compensation and Benefits. If the court determines that you have breached Paragraph 17, you will pay damages to Fusion caused by or related to your actions. If the court determines that you have breached Paragraph 18, you will pay Fusion $500 per calendar day as liquidated damages from the first day of the breach to the date of the injunction. You further agree to jurisdiction and venue in the Federal District Court of Maryland or the Circuit Court of Montgomery County, Maryland.

      20. Arbitration of Disputes.
          -----------------------

          a. Except as provided in Paragraphs 19 and 21, all claims and disputes under this Agreement are subject to exclusive and binding arbitration under The Employment Dispute Resolution Rules of the American Arbitration Association;

          b. During the arbitration process, Fusion will advance fifty percent of the expenses, costs, and fees of arbitration. Said expenses, costs, and fees will be shared equally by you and, Fusion; except that the losing party will pay to the prevailing party a maximum of ten percent of the amount of Termination Compensation and Benefits claimed to be due, to cover such fees, expenses, costs and reasonable attorney's fees incurred by the prevailing party;

          c. Limited Arbitration Remedies - - the arbitrator's authority as to remedies is specifically and exclusively limited to awarding or not awarding Termination Compensation and Benefits as provided for in Paragraph 8, plus the percentage of fees, costs, and expenses provided in Paragraph 20(b). The arbitrator may also set forth a specific schedule for payment and award interest at the legal rate from the date any Termination Compensation and Benefits should have been paid under this Agreement;

          d. You may not seek any other damages or remedy to enforce your rights under the Agreement, except as provided in Paragraph 21.

          e. All arbitration decisions will be confidential and will not serve as precedent in future arbitrations concerning the terms of this Agreement.

     21. LEGAL FEES. If either party fails to comply with the terms of an arbitration award, the other may bring legal action to enforce the award. In such case, the losing party will pay reasonable legal fees and expenses incurred by the prevailing party.

     22. Successor; Binding Agreement; Asset Sale Escrow.
         -----------------------------------------------

         a. Fusion will attempt to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the stock and/or assets of Fusion under circumstances resulting in a Change in Control to expressly assume and agree to perform all of Fusion's obligations under this Agreement in place of Fusion. Failure of Fusion to obtain such agreement within thirty days after a Change in Control Date shall be a breach of this Agreement and shall entitle you to Termination Compensation and Benefits from Fusion in the same amount and on the same terms as if your employment were terminated pursuant to Paragraph 10(a). For purposes of implementing the foregoing, thirty days after the Change in Control Date shall be deemed the date of termination.

         b. In the event of an asset sale of Fusion or a sale of an SBU, if the successor fails to assume and agree to perform this Agreement in place of Fusion, Fusion will escrow an amount of funds from the sale sufficient to pay Termination Compensation and Benefits which may become payable in the future. Said escrow funds may thereafter be released by Fusion to the extent that funds sufficient to cover Termination Compensation and Benefits which may become payable in the future remain in escrow. Fusion shall take reasonable and prudent steps to assure the financial security and trusteeship for such escrow funds and shall make available to you at least annually, and at any other time as conditions reasonably warrant, a report by the trustee as to the adequacy of such escrow to cover potential Termination Compensation and Benefits and the financial security of the funds.

         c. If a successor assumes and agrees to perform this Agreement in place of Fusion, all your obligations, duties, and liabilities to Fusion shall become obligations, duties, and liabilities to the successor and all your rights in relation to Fusion shall become rights in relation to the successor.

     23. DEATH BENEFITS. This Agreement shall inure to the benefit of and be enforceable by your representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any compensation or health insurance benefits would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devise, legatee or other designee or, if there is no such designee, to your estate. Unless you specify otherwise in writing, your designee shall be the beneficiary of your Fusion life insurance policy.

     24. NOTICE OF TERMINATION. Any termination by Fusion or by you shall be communicated to the other party by a written "Notice of Termination." A Notice of Termination shall state the specific provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

     25. NOTICES. Any notices and other communications provided for herein shall be sufficient if in writing and delivered in person or sent by certified mail to you at the last address you have filed in writing with Fusion or, in the case of Fusion, at its main office, attention of the President, with a copy to Jeffrey
L. Berger, Esq., 1300 I Street, N.W., Suite 500E, Washington, D.C. 20005 or such other legal counsel as the Company may designate in writing.

     26. WITHHOLDING. All payments made by Fusion under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

     27. ASSIGNMENT. Neither Fusion nor you may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that this Paragraph shall not affect Fusion's right to assign this agreement to any successor contemplated in Paragraph 22.a. and b. of this Agreement. This Agreement shall inure to the benefit of and be binding upon Fusion, you, your and Fusion's respective successors, executors, administrators, heirs, and assigns.

     28. ENFORCEABILITY. If any portion or provision of this Agreement is declared illegal, invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In addition, if any portion or provision is found to be unreasonable or overbroad by a court, it shall be reformed to the least extent possible in order to correct the defect. Paragraphs 17 - 19 remain in effect regardless of any claimed breach of this Agreement.

     29. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     30. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of Fusion, except that if within three years from the Agreement Effect Date there has not occurred a Change in Control, or an SBU Change in Control that potentially affects you, the Company may unilaterally amend or eliminate your rights to Termination Compensation and Benefits at any time thereafter by providing written notice to you.

     31. GOVERNING LAW. This Agreement shall be construed under and be governed in all respects by the laws of Maryland, including but not limited to the Arbitration and Award provisions of the Maryland Code, Courts and Judicial Proceedings.

     32. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings between you and Fusion, constitutes the entire agreement between the parties, and may not be modified or terminated orally provided that you are subject to Fusion's written policies and procedures which are in effect and may be modified at the discretion of Fusion to the extent they do not materially diminish your rights hereunder.

      I HAVE FULLY READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT.

EMPLOYEE:                                 FUSION SYSTEMS CORPORATION:

/s/ Joseph F. Greeves                         /s/ Leslie S. Levine
---------------------------------         By: -----------------------------
Signature                                       Leslie S. Levine
                                                President and CEO

Joseph F. Greeves                          4/21/95
---------------------------------         ---------------------------------
Type/Print Employee Name                  Date

4/19/95
---------------------------------
Date

                        EXHIBIT 1 TO EMPLOYEE AGREEMENT
                        -------------------------------

                            Management Incentive Pool

                                Joseph F. Greeves


     As a member of the Senior Management Team, you are eligible for participation in the management incentive pool. Your first eligibility is for a prorata portion of the 1995 operating year, for which the bonus will be issued in March, 1996. The size of the management incentive pool and individual award is determined by the Board of Directors.

                                   ADDENDUM A
                                   ----------

                              Position Description
                                   (attached)

-------------------------------------------------------------------------------
Fusion Systems Corporation       POSITION PROFILE       Document #503E
--------------------------------------------------------------------------------
POSITION TITLE: Vice President, Administration/Chief    Effective    Rev. Date:
Financial Officer                                       Date:
-------------------------------------------------------------------------------

JOB SUMMARY: Leads the Company's activities in the financial and treasury areas. Interacts with the Board of directors and the investment community in representing the Company from a financial perspective. Works with the CEO and the Chairman of the Board in broad activities such as acquisitions and financing, directed toward the Company's long-term growth. Directs the groups within the Company which are responsible of financial planning, accounting and treasury, human resources, and information systems activities.

ESSENTIAL DUTIES:

- Supervises the Controller in establishing and implementing policies and systems to maintain proper financial records and to provide adequate accounting controls and services. Is responsible for providing adequate and timely auditable financial statements.

- Oversees treasury, financial planning, tax planning, real estate, and insurance activities for the Company.

- Serves as the Treasurer of the Company and is responsible for the proper custody and recording of assets of the Company.

- Supervises public and stockholder relations, including the issuance of periodic written and verbal reports, as well as the Annual Report and SEC-required reports.

- Supervises the Director of Human Resources in establishing and implementing policies and systems to recruit, retain, train, and provide appropriate compensation and benefits to the employees of the Company.

- Supervises the Director of Information Systems in planning for and maintaining appropriate hardware, software, and communication systems to support the Company's performance and growth.

- Participates in short- and long-range planning for the company, with particular responsibility for the financial planning and budgeting for the Company's growth.

- Plays a key role, as part of a team with a CEO and Chairman of the Board, in any financing activities required for the Company's growth, including the evaluation, structuring, and implementation of merger and acquisition activities.

- Provides assistance to, directly and through staff reporting to the CFO, the operating business in the financial and administrative activities they must perform to attain their own objectives.

- Directs the preparation and maintenance of such records and reports as are needed by the CEO and the other officers to keep the Board of Directors, the shareholders, and any regulatory bodies, informed of the Company's progress and plans. Directs the maintenance of the shareholder records of the Company.

- Serves, as one of the Corporate Officers, as a member of the Senior Management Team, and is available for consultation on decisions regarding the ongoing businesses of the Company.

- Reports periodically to the Board of Directors, the employees, and the shareholders on the financial performance of the Company.

- Represents the Company before various groups, including potential investors, to report on the Company, its performance, and prospects.

MINIMUM QUALIFICATIONS:

- Bachelor's degree and 10 years of increasing responsibility in the financial management of a high technology company.

-    Extensive experience with accounting issues and practices.

- Previous service as a CFO or equivalent of a publicly-held company. Experienced with investor relations.

-    Significant experience with internal activities and foreign exchange risk.

-    Experience in merger and acquisition activities and with equity financings.

APPROVALS:
----------

-------------------------------------------------------------------------------
Staffing:                                           Date:
-------------------------------------------------------------------------------
Manager, Compensation & Benefits:                   Date:
-------------------------------------------------------------------------------

                                   ADDENDUM B
                                   ----------

                                   DEFINITIONS
                                   -----------



      As used in this Agreement, the following terms are defined below:

      1. STRATEGIC BUSINESS UNIT ("SBU") -- includes individually or collectively the following:

         a. The assets and employees generally responsible for or involved in the conduct of the business, including development, design, manufacturing, administration, sales and service, of UV Products or Semiconductor Products.

         b. The assets and employees generally responsible for or involved in the conduct of any new or emerging business of Fusion, including development, design, manufacturing, administration, sales and service of such new or emerging products or services.

      2. ADVERSE BUSINESS CONDITIONS -- If, in the last three months, both the bookings and sales of Fusion, or an SBU (or a successor thereto which assumes and agrees to perform this Agreement in place of Fusion as contemplated in Paragraph 22) are each ten percent or more below the average bookings and sales, for the twelve months immediately prior to said 3-month period then we define Fusion or the SBU to have undergone an Adverse Business Condition. Adverse Business Conditions do not include instances where this condition as to bookings and sales results from a decision by Fusion, an SBU, a successor thereto, or an affiliated entity, to transfer bookings and sales to an affiliated entity to entity other than Fusion, an SBU, or a successor thereto.

                                   ADDENDUM C
                                   ----------


                          BENEFITS FOR EXEMPT EMPLOYEES
                          -----------------------------


HEALTH INSURANCE: (Optional Benefit) Fusion Systems offers two group health plans. Medical coverage is provided by a PPO (Preferred Provider Organization). At the point of service employees may elect services in-network or out-of-network. In-network services are paid at a higher benefit level. Dental benefits are provided through an indemnity plan.

-  Calendar year medical deductible:  $150 individual, $300 family.
- Calendar year dental deductible: $25 individual, $75 family (preventative not subject to deductible and paid at 100%).
-  Prescription Drug Card:  $5 generic, $8 name-brand.

Fusion also offers medical insurance through a Health Maintenance Organization (closed enrollment).

LIFE INSURANCE: Life insurance is provided in an amount equal to 2 times the employee's annual basic earnings including commissions and bonuses not to exceed $300,000.00. Accidental Death & Dismemberment Insurance is provided in an amount equal to 2 times the employee's annual basic earnings including commissions and bonuses not to exceed $300,000.00.

PROFIT SHARING PLAN: To be eligible to participate in the profit sharing plan, employees must be 21 years of age and have 1 year of service with the company. In addition, Fusion offers a 401(k) plan for employees. Eligibility is on the 1st of the month following 30 days of employment.

EMPLOYEE STOCK PURCHASE PLAN: All employees regularly employed more than 5 months of a year and more than 20 hours per week may participate in the Fusion Systems Employee Stock Purchase Plan. Participants must be actively employed on the first day of the Payment Period (January 1 and July 1 of each year). The stock purchase price will be the lower of 85% of the market price at the beginning of the period or 85% of the market price at the end of the period.

VACATION: You will accrue 20 days of vacation per year.
--------

HOLIDAYS: There are eight paid holidays per year. A holiday schedule is published and posted at the beginning of every year.

PERSONAL LEAVE: Employees receive 2 days of Person Leave per year. These days are allotted each year and cannot be carried over.

BEREAVEMENT LEAVE: Employees may use up to 3 days of leave in the event of the death of an immediate family member.

JURY DUTY: Employees receive full pay for regularly scheduled hours while on jury duty.

SICK LEAVE: All exempt employees are eligible to receive sick leave as needed for legitimate medical reasons.

SHORT TERM DISABILITY: STD begins on the 6th consecutive day of a non-work related injury or illness. STD benefits are paid at the rate of 100% of base pay up to 90 days.

LONG TERM DISABILITY: (Optional Benefit) Long Term Disability will start on the 91st day of disability. Long Term Disability is paid at 60% of base pay, up to $5,000 per month up to age 70.

EDUCATIONAL BENEFITS: All regular full-time employees on active payroll continuously for at least one year are eligible for educational benefits. Fusion will reimburse 75% of tuition fees for approved courses.

EMPLOYEE REFERRAL: Fusion will award a referral bonus of $300 to any current employee who refers an individual for a position if such individual is hired.

PAY DAYS: All employees are paid bi-weekly.
--------

Note: This summary is for reference purposes only. Details, conditions, and restrictions on each benefit are described in written policies, available to all employees from the Human Resources Department.

                                   ADDENDUM D
                                   ----------


     Inventions by Joseph F. Greeves which pre-date Fusion Employment:
(information to be provided by employee)




                   [ ]AS NOTED                [ ]NONE


   /s/ Joseph F. Greeves                       /s/ Leslie S. Levine
--------------------------------------   -----------------------------------
Employee Signature                       Leslie S. Levine, President and CEO

   4/19/95                                     4/21/95
--------------------------------------   -----------------------------------
Date                                     Date


    Joseph F. Greeves
--------------------------------
Print/type Employee Name

                                                              October 29, 1993
                                   ADDENDUM E
                                   ----------

                        ITEMS SUBJECT TO NON-COMPETITION
                        --------------------------------

                        "Products" include the following:


     Any and all products sold by Fusion Systems Corporation ("Fusion") in the normal course of business or which are the subject of Fusion market and/or product development and intended for commercial introduction, including:

     Fusion UV Curing Products - All current and future UV curing products and components thereof whether based on microwave or RF (electrodeless) or an arc lamp (electrode) designs, including but not limited to:

     a. lamp systems and components thereof such as power supplies, irradiators, lamp bulbs, controls, reflectors, screen assemblies;

     b.   microwave detectors and other sensors and interlocks;

     c.   conveyors, materials handling systems, light shields, exhaust systems;

     d. software and its storage media, electronic circuit boards, interfaces, cables, connectors;

     e.   installation, operation and maintenance manuals; and

     f. any and all items supplied by Fusion as spare or consumable or maintenance parts.

FUSION SEMICONDUCTOR PRODUCTS - All current and future semiconductor products and components thereof whether based on microwave or RF (electrodeless) or an arc lamp (electrode) design, including but not limited to:

     a. Photostabilizer (UV Bake(TM) system), Asher (resist stripping or removing) systems and components thereof, such as power supplies, illuminators, lamp bulbs, controls, reflectors, screen assemblies, wafer transporters and robotics, cassette elevators, ozone and nitrous oxide generators and destroyers, end-point detectors;

     b. illuminators for multi-level resist and other exposures, including power supplies, lamp bulbs, reflective and refractive optical systems, controls, light shields, wafer transporter and robotics, cassette elevators;

     c.   microwave and ozone detectors and other sensors and interlocks;

     d. software and its storage media, electronic circuit boards, interfaces, cables, connectors;

     e.   installation, operation and maintenance manuals; and

     f. any and all items supplied by Fusion as spare or consumable or maintenance parts.

OTHER FUSION PRODUCTS - All current and future microwave curing or applicator products, laser products and components thereof, and any other new products or service concepts under consideration or development by Fusion, including but not limited to:

     a. systems and components thereof, such as power supplies, microwave applicators, laser media, controls;

     b.   microwave sensors and other sensors and interlocks;

     c.   enclosures, light shields, other ancillary systems;

     d. software and its storage media, electronic circuit boards, interfaces, cables, connectors;

     e.   installation, operation and maintenance manuals; and

     f. any and all items supplied by Fusion as spare or consumable or maintenance parts.

In addition, any and all products sold by Fusion Lighting, Inc. ("Lighting") in the normal course of business or the subject of Lighting market and/or product development and intended for commercial introduction, including: All current and future UV and visible light imaging products and components thereof whether based on microwave or RF (electrodeless) designs, including but not limited to:

     a. lamp systems and components thereof such as power supplies, irradiators, lamp bulbs, controls, reflectors, screen assemblies;

     b.   microwave detectors, light integrators, other sensors or interlocks;

     c. filter holders and assemblies, enclosures and light shields, exhaust system, mechanical bracketry and mounts, electric and electronic interfaces;

     d. software and its storage media, electronic circuit boards, interfaces, cables, connector;

     e.   installation, operation and maintenance manuals; and

     f. any and all items supplied by Fusion as spare or consumable or maintenance parts.

                                                              October 29, 1993

                                   ADDENDUM F
                                   ----------

                       INFORMATION CONSIDERED CONFIDENTIAL
                       -----------------------------------


"Confidential Information" includes any or all of the following, except to the extent this information is in the public domain:

     a. Information, data or know-how about the technology and designs upon which the Company's products are based;

     b. Research and development information or data which might suggest new or improved product concepts;

     c. Information or data which the Company develops or receives in considering potential new business development, acquisitions, investments or the like;

     d. Plans for the introduction of new products, including information about the specifications, manufacturing costs, pricing plans, market research or data, potential marketing strategy and prospective users and distribution channels for these products;

     e. Data, modifications, improvements, know-how or ideas about user applications, processes, system combinations, special equipment designs or marketing information relating to the Company's products, including data developed in any of the Company's applications laboratories or at customer sites or other locations;

     f. Documentation of the Company's products in whole or in part, such as bills of materials, engineering drawings, information concerning specialized suppliers and specifications for parts and/or processes and/or software, test protocols and specifications therefor;

     g. Specific manufacturing processes, procedures and know-how, including but not limited to lamp bulb processing, screen assembly manufacture, microwave assembly, fabrication and alignment, reflector fabrication and assembly, optical coatings and optical system alignment and assembly;

     h. Market research and sales strategy, including but not limited to pricing plans and specific goals and targets identified in Fusion's operating and/or strategic plans;

     i. The Company's financial statements and data, including but not limited to material, labor and operating costs and overheads, and the Company's tax returns;

     j. Information about the identity and characteristics of present and prospective customers and end-users of the Company's products, domestic and foreign, including without limitation all reports and data on current and historical purchases;

     k. Information about the identity, business data, personnel, and product lines relating to the Company's distribution system, including sales and service representatives, distributors and agents;

     l. Company employee lists, stockholder lists, organization charts, titles, compensation data, personnel file data, office and home telephone/address directories except as released by the Company specifically for internal and/or external Company use; and

     m. Any and all other information and data which is not generally available outside the Company and which can reasonably be expected to be of competitive value or which involves corporate development or liquidity issues or strategies or the personal privacy of individual employees.

For the purposes of this Addendum, "Company" shall be construed as meaning either Fusion Systems Corporation or Fusion Lighting, Inc.